Exhibit 4.2

MSCI INC.

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 6, 2025

$500,000,000 5.150% Senior Notes due 2036

SECOND SUPPLEMENTAL INDENTURE, dated as of November 6, 2025 between MSCI Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”):

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of August 8, 2025 (the “Base Indenture” and, as supplemented hereby, the “Indenture”), to provide for the issuance by the Company from time to time of senior debt securities evidencing its unsecured indebtedness, to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company has authorized the issuance of a series of securities evidencing its senior indebtedness, consisting initially of $500,000,000 aggregate principal amount of 5.150% Senior Notes due 2036 (the “Notes”);

WHEREAS, the entry into this Second Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture;

WHEREAS, the Company desires to establish the respective terms of the Notes in accordance with Section 2.03 of the Base Indenture and to establish the forms of the Notes in accordance with Section 2.01 of the Base Indenture; and

WHEREAS, all acts and requirements necessary to make this Second Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed as follows for the equal and ratable benefit of the Holders of the Notes:

Article 1

Section 1.01        Additional Defined Terms. Capitalized terms used but not defined in this Second Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture. In addition, as used herein, the following defined terms shall have the following meanings with respect to the Notes only:

“Aggregate Debt” means the sum of the following, as of the date of determination: (1) the aggregate principal amount of the Company’s and its domestic wholly owned subsidiaries’ Indebtedness incurred after the Initial Issuance Date and secured by Liens not permitted by the first paragraph under Section 1.02(t)(i) and (2) the Company’s and its domestic wholly owned subsidiaries’ Attributable Debt in respect of sale and leaseback transactions entered into after the Initial Issuance Date pursuant to the second paragraph of Section 1.02(t)(ii).

“Applicable Procedures” means, with respect to any matter at any time, the policies and procedures of a Depository, if any, that are applicable to such matter at such time.

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of such Principal Property as determined in good faith by the Board of Directors, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Base Indenture” has the meaning ascribed to it in the recitals.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by at least two of the three Rating Agencies).

“Board of Directors” means the board of directors of the Company or any duly authorized committee thereof.

“Capital Stock” means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares or voting power of the Company’s Voting Equity Interests; (3) the adoption of a plan by the Board of Directors relating to the liquidation or dissolution of the Company; or (4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Equity Interests or the outstanding Voting Equity Interests of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Equity Interests outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Equity Interests of the surviving Person or parent entity thereof immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction will not be deemed to result in a Change of Control if (a) the Company becomes a wholly owned subsidiary of another Person and (b) immediately following that transaction, a majority of Voting Equity Interests of such Person is held by the direct or indirect holders of the Company’s Voting Equity Interests immediately prior to such transaction and in substantially the same proportions as immediately prior to such transaction.

“Change of Control Payment Date” has the meaning ascribed to it in Section 1.02(h).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Company” has the meaning ascribed to it in the recitals.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and its consolidated subsidiaries, as set forth on the Company’s most recent consolidated balance sheet.

“Equity Interests” means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

“Fitch” means Fitch Ratings Inc. and its successors.

“GAAP” means accounting principles generally accepted in the United States of America, which are in effect as of the date of application thereof.

“Indebtedness” of any specified Person means, without duplication, indebtedness of such Person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments). For the avoidance of doubt, (1) obligations in respect of hedging transactions and cash management obligations, (2) accrued payables and trade credit and (3) obligations in respect of taxes shall not be Indebtedness.

“Indenture” has the meaning ascribed to it in the recitals.

“Initial Issuance Date” means November 6, 2025.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P and Fitch and Baa3 (or the equivalent) by Moody’s.

“Lien” shall have the meaning ascribed to it in Section 1.02(t)(i).

“Moody’s” means Moody’s Ratings, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Notes” shall have the meaning ascribed to it in the recitals.

“Notice” shall have the meaning ascribed to it in Section 3.06.

“Officer’s Certificate” means a certificate signed by the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Principal Accounting Officer, the Chief Strategy Officer, the Chief Operating Officer, the Secretary, any Assistant Secretary, or any officer for whom an incumbency certificate has been delivered to the Trustee, evidencing such officer’s authority to sign on behalf of the Company, and delivered to the Trustee. Each such certificate shall comply with Section 314 of the Trust Indenture Act, if applicable, and include (except as otherwise expressly provided) the statements provided in Section 10.04 of the Base Indenture.

“Outstanding” (except as otherwise provided in Section 2.09 of the Base Indenture), when used with reference to Securities, means, subject to the provisions of Section 2.09 of the Base Indenture, as of any particular time, all Securities authenticated and delivered by the Trustee under the Indenture, except:

(a)	Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(b)	Securities, or portions thereof, for the payment or redemption of which moneys or U.S. Government Obligations (as provided for in Section 8.01 of the Base Indenture) in the necessary amount shall have been deposited in trust with the Trustee or with any paying agent (other than the Company) or shall have been set aside, segregated and held in trust by the Company for the Holders of such Securities (if the Company shall act as its own paying agent), provided, that if such Securities, or portions thereof, are to be redeemed prior to the maturity thereof, notice of such redemption shall have been given as herein provided;

(c)	Securities which shall have been paid or in substitution for which other Securities shall have been authenticated and delivered pursuant to the terms of Section 2.08 of the Base Indenture (except with respect to any such Security as to which proof reasonably satisfactory to the Trustee is presented that such Security is held by a person in whose hands such Security is a legal, valid and binding obligation of the Company); and

(d)	Securities that have been defeased pursuant to Section 8.01 of the Base Indenture.

“Par Call Date” means December 15, 2035 (three (3) months prior to the maturity date of the Notes).

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint- stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means (1) the lease of the Company’s principal corporate offices located in New York, New York owned by the Company as of the Initial Issuance Date,

or any replacement thereof, and (2) any single parcel of real property or any permanent improvement thereon owned by the Company or any of its domestic wholly owned subsidiaries having a book value, as of the date of determination, in excess of 2% of Consolidated Total Assets. Principal Property does not include any property that the Board of Directors has determined not to be of material importance to the business conducted by the Company and its subsidiaries, taken as a whole.

“Property” shall have the meaning ascribed to it in Section 1.02(t)(i).

“Rating Agencies” means (1) each of S&P, Moody’s and Fitch; and (2) if any of S&P, Moody’s or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company as a replacement agency for S&P, Moody’s or Fitch, or all of them, as the case may be.

“Second Change of Control Payment Date” shall have the meaning ascribed to it in Section 1.02(h)(iv).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields - one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than, and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than, the Remaining Life - and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trustee” has the meaning ascribed to it in the recitals.

“U.S. Government Obligations” direct obligations of the United States of America, backed by its full faith and credit

“Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally; provided, that, for the purposes hereof, Equity Interests that carry only the right to vote conditionally on the happening of an event shall not be considered Voting Equity Interests whether or not such event shall have happened.

Section 1.02        Terms of Notes. The following terms relating to the Notes are hereby established:

(a)               Designation. The designation of the Notes is “5.150% Senior Notes due 2036” (CUSIP No. 55354GAS9).

(b)               Initial Aggregate Principal Amount. The Notes shall be limited in initial aggregate principal amount to $500,000,000.

(c)               Currency Denomination. The Notes shall be denominated in U.S. Dollars.

(d)               Maturity. The date on which the principal of the Notes is payable is March 15, 2036.

(e)               Rate of Interest; Interest Payment Date; Regular Record Dates. Each Note shall bear interest from November 6, 2025 at 5.150% per annum until the principal thereof is paid. Such interest shall be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 2026, to the Persons in whose names the Notes are registered at the close of business on the immediately preceding March 1 and September 1 respectively (whether or not such record date is a Business Day). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 6, 2025. Interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months. In the event that any date on which principal, premium, if any, or interest is payable on the Notes is not a Business Day, then payment of the principal, premium, if any, or interest payable on such date will be made on the next succeeding day that is a Business Day (and no additional interest shall accrue as a result of such delay in payment).

(f)                Place of Payment. Principal of, premium, if any, and interest on the Notes shall be payable, and the transfer of the Notes shall be registrable, at the Corporate Trust Office of the Trustee; provided, however, that while the Notes are represented by a Registered Global Security, payment of principal of, premium, if any, or interest on the  Notes may be made by wire transfer to the account of the Depositary or its nominee in accordance with the Applicable Procedures.

(g)               Optional Redemption. Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(A)             100% of the principal amount of the Notes to be redeemed; and

(B)              (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued and unpaid thereon to the redemption date, plus, in each case, accrued and unpaid interest, if any, thereon to, but not including, the date of redemption.

In addition, on or after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the redemption date.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty or obligation to calculate or verify the redemption price.

Notice of any redemption will be mailed (or, in the case of Notes held in book-entry form, be transmitted electronically in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed (with a copy to the Trustee), except that redemption notices may be delivered more than 60 days prior to a redemption if the notice is issued in connection with a legal or covenant defeasance of the Notes or a satisfaction and discharge of the Indenture in accordance with Section 8.01 of the Base Indenture.

In the case of a partial redemption, selection of the Notes for redemption will be made by lot. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another Depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including the completion of an offering of capital stock of the Company or other corporate transaction. If such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was sent, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all of such conditions will not be satisfied. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Subject to DTC’s applicable procedures, the Company shall provide written notice to the Trustee not later than 9:00 a.m. New York City time on the redemption date if such notice has been delayed or rescinded, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given, in the name and at the expense of the Company.

(h)               Change of Control Repurchase Event. (i) If a Change of Control Repurchase Event occurs, unless the Company has previously exercised its right to redeem the Notes in whole pursuant to Section 1.02(g), the Company will be required to make an offer to each Holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of such repurchase. Within 30 days following any Change of Control Repurchase Event or, at its option, prior to any Change of Control, but after the public announcement of an impending Change of Control, the Company will send a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”). The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the

Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

(A)             accept for payment all Notes or portions of Notes (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) properly tendered pursuant to the offer;

(B)              deposit with the paying agent, no later than 11:00 a.m., New York City time, an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(C)              deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

(ii)              The paying agent will promptly mail (or, in the case of Notes held in book-entry form, transmit electronically) to each Holder of Notes properly tendered the repurchase price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of any Notes surrendered; provided that each new Note will be in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

(iii)            The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company pursuant to this Section 1.02(h) and the third party repurchases all Notes properly tendered and not withdrawn under its offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company pursuant to this Section 1.02(h). In addition, the Company will not be required to, and the Company will not, make an offer to repurchase the Notes upon a Change of Control Repurchase Event if there has occurred and is continuing on the Change of Control Payment Date an Event of Default with respect to the Notes.

(iv)             If the Holders of not less than 90% in aggregate principal amount of the Notes then outstanding validly tender and do not withdraw such Notes in an offer to repurchase the Notes upon a Change of Control Repurchase Event and the Company, or any third party making such an offer in lieu of the Company as described above, purchase all of such Notes properly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (provided that such notice is given not more than 60 days following such repurchase pursuant to the offer to repurchase the Notes upon a Change of Control Repurchase Event described above) to redeem all Notes that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the Second Change of Control Payment Date.

(i)                 Mandatory Redemption. Other than with respect to a Change of Control Repurchase Event as described in Section 1.02(h), the Notes are not mandatorily redeemable. The Notes are not entitled to the benefit of a sinking fund or any analogous provisions.

(j)                 Denominations. The Notes shall be issued initially in minimum denominations of $2,000 and shall be issued in integral multiples of $1,000 in excess thereof.

(k)               Amount Payable Upon Acceleration. The principal of the Notes shall be payable upon declaration of acceleration pursuant to Section 6.02 of the Base Indenture. The Notes shall not be Original Issue Discount Securities within the meaning of the Indenture.

(l)                 Payment Currency. Principal and interest on the Notes, including payments made upon any redemption of the Notes, shall be payable in U.S. Dollars.

(m)             Payment Currency – Election. The principal of and interest on the Notes shall not be payable in a currency other than U.S. Dollars.

(n)               Payment Currency – Index. The principal of and interest on the Notes shall not be determined with reference to an index based on a coin or currency.

(o)               Registered Securities. The Notes shall initially be issuable as Registered Global Securities, subject to Section 2.07 of the Base Indenture.

(p)               Additional Amounts. The Company shall not pay additional amounts on the Notes held by a Person that is not a U.S. Person in respect of taxes or similar charges withheld or deducted.

(q)               Definitive Certificates. Section 2.08 of the Base Indenture will govern the transferability of the Notes in definitive form.

(r)                Registrar; Paying Agent; Depositary. The Trustee shall initially serve as the registrar and the paying agent for the Notes. The Depository Trust Company shall initially serve as the Depositary for the Registered Global Security representing the Notes.

(s)                [Reserved].

(t)                 Covenants. There shall be the following additions to the covenants of the Company set forth in Article 4 of the Base Indenture with respect to the Notes:

(i)                 Limitation on Liens. The Company will not, and will not permit any of its domestic wholly owned subsidiaries to, create or assume any mortgage, pledge, security interest, lien, charge or encumbrance of any kind (each, a “Lien”) on (a) any Principal Property or (b) any capital stock or Indebtedness of any of the Company’s domestic wholly owned subsidiaries (together, “Property”), whether now owned or hereafter acquired, in order to secure any Indebtedness, without effectively providing that the Notes shall be secured by a Lien ranking equal to and ratably with (or, at the option of the Company, senior to) such secured Indebtedness until such time as such Indebtedness is no longer secured by such Lien, except:

(A)             Liens existing on the Initial Issuance Date or that the Company or any of its domestic wholly owned subsidiaries have agreed to pursuant to the terms of agreements existing on the Initial Issuance Date;

(B)              Liens created or incurred after the Initial Issuance Date created in favor of the Holders of the Notes;

(C)              Liens in favor of the Company or one of its subsidiaries;

(D)             (a) Liens given to secure (or to secure Indebtedness incurred or guaranteed by the Company or any of its domestic wholly owned subsidiaries for the purpose of financing) the payment of all or any portion of the purchase price for the acquisition (including acquisition through merger or consolidation or the acquisition of a Person directly or indirectly owning such property) of any Property, including capital lease or purchase money transactions in connection with any such acquisition, or all or any portion of the cost of refurbishment, improvement, expansion, renovation, development or construction of any Property; provided that with respect to this clause (a), the Liens shall be given prior to, at the time of or within 24 months after such acquisition, or completion of such refurbishment, improvement, expansion, renovation, development or construction, or the full operation of such Property, whichever is latest, and shall attach solely to such Property (including any refurbishments, improvements, expansions, renovations, development or construction thereof or then or thereafter placed thereon) and any proceeds thereof; and (b) Liens existing on all or any portion of any Property at the time of acquisition thereof (including acquisition through merger or consolidation or the acquisition of a Person then directly or indirectly owning such property) whether or not such existing Liens were given to secure (or to secure Indebtedness incurred or guaranteed by the Company or any of its domestic wholly owned subsidiaries for the purpose of financing) the payment of the purchase price of such Property;

(E)              Liens on any Property in favor of the United States of America or any state thereof, or in favor of any other country, or any political subdivision, department, agency or instrumentality thereof to secure progress or other payments pursuant to any contract or statute or to secure Indebtedness incurred or guaranteed for the purpose of financing all or any portion of the cost of acquiring, refurbishing, improving, expanding, renovating, developing or constructing such Property, including Liens incurred in connection with pollution control, industrial revenue or similar financing;

(F)              certain statutory or legislative Liens or other similar Liens (including pledges, deposits, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law) arising in the ordinary course of the Company’s or its domestic wholly owned subsidiaries’ business, or certain Liens arising out of government contracts;

(G)             Liens in connection with legal proceedings, including certain Liens arising out of judgments or awards, in each case so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(H)             Liens for certain taxes or assessments, landlord’s Liens and Liens and charges, in each case (a) not yet due or payable or subject to penalties for non-payment or which the Company is contesting in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP and (b) incidental to the conduct of the business or the ownership of the Company’s assets or those of the Company’s domestic wholly owned subsidiary;

(I)                Liens incurred in connection with an acquisition of assets or a project financed on a non-recourse basis;

(J)                deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(K)             easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of the business of the Company;

(L)              Liens securing securitized indebtedness and receivables factoring, discounting, facilities or securitizations; and

(M)            any extensions, renewals or replacements of any Lien referred to in clauses (A) through (L) without increase of the principal of the Indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any such Liens are limited to all or part of substantially the same Property which secured the Liens extended, renewed or replaced.

Notwithstanding the foregoing, the Company or any of its domestic wholly owned subsidiaries may, without equally and ratably securing the Notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto and to the retirement of any Indebtedness that is being retired substantially concurrently, Aggregate Debt does not exceed the greater of (1) 10.0% of the Company’s Consolidated Total Assets calculated as of the date of the creation or incurrence of the Lien and (2) $540.0 million.

(ii)              Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any of its domestic wholly owned subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(A)             such transaction was entered into prior to the Initial Issuance Date or any extension, renewal, refinancing, replacement, amendment or modification of such transaction so long as the affected Principal Property is substantially the same as or similar in nature to the Principal Property subject to the sale and leaseback transaction extended, renewed, refinanced, replaced, amended or modified;

(B)              such transaction was for the sale and leasing back to the Company or any of its wholly owned subsidiaries of any Principal Property by one of the Company’s wholly owned subsidiaries;

(C)              such transaction involves a lease for not more than three years (or which may be terminated by the Company or its subsidiary within a period of not more than three years);

(D)             the Company would be entitled to incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to the first paragraph of Section 1.02(t)(i); or

(E)              the Company or any of its domestic wholly owned subsidiaries applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other property or assets used or useful in the Company’s business (including the purchase or development of other Principal Property) or to the retirement of Indebtedness that is pari passu with the Notes (including the Notes) or Indebtedness of one or more of the Company’s subsidiaries within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of pari passu Indebtedness or Indebtedness of the Company’s subsidiary, the Company may deliver Notes to the Trustee for cancellation, such Notes to be credited at the cost thereof.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its domestic wholly owned subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto Aggregate Debt does not exceed the greater of (1) 10.0% of the Company’s Consolidated Total Assets calculated as of the relevant date of determination and (2) $540.0 million.

Section 1.03        Form of Note.

The forms of the Notes are attached hereto as Exhibit A.

Section 1.04        Additional Notes.

Subject to the terms and conditions contained herein, the Company may, without the consent of any Holders of the Notes, create and issue additional Notes with the same terms (except for the issue date, the offering price and, under certain circumstances, the first interest payment date) as the Notes. The additional Notes will form a single series with the outstanding Notes; provided that if such additional Notes are not fungible with the Notes offered hereby for

U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers or no CUSIP number. No additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

Article 2

OTHER MODIFICATIONS OF THE BASE INDENTURE

Section 2.01        Execution and Authentication.

For purposes of the Notes, the first sentence of the first paragraph of Section 2.02 of the Base Indenture is replaced in its entirety by the following:

One Officer shall execute the Securities for the Company by facsimile, manual signature, or electronic (including “.pdf” or DocuSign or other electronic signature platform) in the name and on behalf of the Company.

Section 2.02        Successor Corporation.

For the purposes of the Notes, the text of Article 5 of the Base Indenture is replaced in its entirety by the following:

Section 5.01 Company May Consolidate, Etc., Only on Certain Terms. The Company shall not consolidate with or merge into any other Person or transfer or lease all or substantially all of its consolidated properties and assets to any Person, and the Company shall not permit any other Person to consolidate with or merge into the Company, unless:

(a)   either the Company shall be the continuing corporation, or the successor corporation or Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the consolidated properties and assets of the Company are transferred or leased is a Person organized or formed under the laws of the United States, any state of the United States or the District of Columbia, and if such entity is not a corporation, a co-obligor of the Securities is a corporation organized or existing under any such laws, and such successor corporation or Person, including such co-obligor, if any, shall expressly assume, by an indenture supplemental hereto all the obligations of the Company under the Securities and this Indenture; and

(b)   immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a subsidiary of the Company as a result of such transaction as having been incurred by the Company or such subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

Section 5.02 Successor Person Substituted. The successor Person formed by such consolidation or into which the Company is merged or to which such transfer or lease is made shall succeed to and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter (except in the case of a lease to another Person) the predecessor shall be relieved of all obligations and covenants under the Indenture and the Securities and, in the event of such lease, any such predecessor may be dissolved and liquidated.

Section 5.03 Opinion of Counsel to be Given to Trustee. The Trustee, subject to the provisions of Sections 7.01 and 7.02, shall be provided with an Officer’s Certificate and an Opinion of Counsel stating that any such consolidation, merger, lease or transfer, and any such assumption, complies with the provisions of this Article 5 and the Indenture.

Section 2.03        Events of Default. For the purposes of the Notes, the text of Section 6.01 of the Base Indenture is replaced in its entirety by the following:

Section 6.01 Events of Default. An “Event of Default” with respect to the Notes, wherever used herein, means any one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)   default in the payment of any installment of interest upon the Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

(b)   default in the payment of all or any part of the principal or premium (if any) on the Notes as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise; or

(c)   failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Notes or contained in the Indenture (other than a covenant or agreement included in the Indenture solely for the benefit of a series of Securities other than the Notes) for a period of 90 days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that the Company remedy the same, shall have been given by registered or certified mail, return receipt requested, to the Company by the Trustee, or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Outstanding Notes; or

(d)   a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(e)   the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its or their property, or make any general assignment for the benefit of creditors.

Section 2.04        Modifications of the Indenture. For the purposes of the Notes, Sections 9.01 and 9.02 of the Base Indenture are replaced in their entirety by the following:

Section 9.01 Without Consent of Holders. The Company and the Trustee may amend or supplement the Indenture or the Securities of any series without notice to or the consent of any Holder:

(a)   to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Securities of one or more series any property or assets;

(b)   to evidence the succession of another corporation to the Company, or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Company pursuant to Article 5;

(c)   to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall consider to be for the protection of the Holders of Securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in this Indenture as herein set forth; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the Holders of a majority in aggregate principal amount of the Securities of such series to waive such an Event of Default;

(d)   to add any additional Events of Default for the benefit of the Holders (as determined by the Company) of all or any series of Securities (and if such additional Events of Default are to be for the benefit of less than all series of Securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series);

(e)   to add one or more guarantees for the benefit of Holders of the Securities;

(f)    subject to any limitations established pursuant to Section 2.03, to provide for the issuance of additional Securities of any series;

(g)   to comply with the rules of any applicable Depositary;

(h)   to add to or change any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the issuance of Securities in uncertificated form;

(i)     to add to, change or eliminate any of the provisions of this Indenture in respect of one or more series of Securities; provided that any such addition, change or elimination (A) shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision or (B) shall become effective only when there is no Security described in clause (A)(i) Outstanding;

(j)     to supplement any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Securities pursuant to Section 8.01; provided that any such action shall not adversely affect the interests of the Holders of Securities of such series or any other series of Securities in any material respect;

(k)   to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Securities may be listed or traded;

(l)     to add to, change or eliminate any of the provisions of this Indenture as shall be necessary in accordance with any amendments to the Trust Indenture Act;

(m) to cure any ambiguity, defect, omission or inconsistency or to correct or supplement any provision contained herein or in any supplemental indenture which may be ambiguous, defective or inconsistent with any other provision contained herein or in any supplemental indenture, or to make any other provisions as the Company may deem necessary or desirable, provided, that no such action shall adversely affect the interests of the Holders of Securities of any series in any material respect, as determined by the Company and evidenced to the Trustee in an Officer’s Certificate;

(n)   to establish the forms or terms of Securities of any series as permitted by Sections 2.01 and 2.03;

(o)   to evidence and provide for the acceptance of appointment hereunder by a successor or separate trustee with respect to the Securities of one or more series and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee, pursuant to the requirements of Section 7.09; and

(p)   to add to, change or eliminate any other provision under this Indenture; provided that such addition, change or elimination pursuant to this clause (p) shall not adversely affect the interests of the Holders of Securities of any series in any material respect, as determined by the Company and evidenced by delivery of an Officer’s Certificate to the Trustee.

Upon the request of the Company and other documents, if any, required by Section 9.05, the Trustee is hereby authorized to join with the Company in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section may be executed without the consent of the Holders of any of the Securities at the time Outstanding, notwithstanding any of the provisions of Section 9.02.

Section 9.02 With Consent of Securityholders.

(A)             Except as set forth in paragraph (B) below, with the consent (evidenced as provided in Article 10) of the Holders of not less than a majority in aggregate principal amount at the time Outstanding of all series of Securities affected by such supplemental indenture (voting as one class), the Company and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto (which shall conform to the provisions of the Trust Indenture Act as in force and effect at the date of execution thereof) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities of each such series.

(B)              No such supplemental indenture shall (i) extend the final maturity of any Security, or reduce the principal amount thereof, or premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption or required repurchase thereof, or make the principal thereof (including any amount in respect of original issue discount), or premium thereon, if any, or interest thereon payable in any coin or currency other than that provided in the Securities or in accordance with the terms thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof pursuant to Section 6.01 or the amount thereof provable in bankruptcy pursuant to Section 6.02, or alter the provisions of Section 10.15 or impair or affect the right of any Securityholder to institute suit for the payment thereof when due or, if the Securities provide therefor, any right of repayment at the option of the Securityholder, or modify any provision of this Section 9.02(B), except to provide that certain provisions of this Indenture cannot be modified or waived, in each case without the consent of the Holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities of any series, the consent of the Holders of which is required for any such supplemental indenture, without the consent of the Holders of each Security so affected.

(C)              A supplemental indenture which changes or eliminates any covenant or other provision of this Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of Holders of Securities of such series with respect to such covenant or provision, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other series.

Upon the request of the Company and upon the filing with the Trustee of evidence of the consent of the Holders of the Securities as aforesaid and other documents, if any, required by Section 9.05, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties, indemnities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

It shall not be necessary for the consent of the Securityholders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

Promptly after the execution by the Company and the Trustee of any supplemental indenture pursuant to the provisions of this Section, the Company or, at the Company’s written request and expense, the Trustee shall send the Company’s notice thereof to the Holders of then Outstanding Registered Securities in accordance with Applicable Procedures. Any failure of the Company to give such notice or cause such notice to be given, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

Section 2.05        Satisfaction and Discharge of the Indenture. For the purposes of the Notes, Sections 8.01, 8.05 and 8.06 of the Base Indenture are replaced in their entirety by the following:

Section 8.01. Satisfaction and Discharge of Indenture. (A) If at any time (i) the Company shall have paid or caused to be paid the principal of and interest on all the Securities of any series Outstanding hereunder (other than Securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.08) as and when the same shall have become due and payable, or (ii) the Company shall have delivered to the Trustee for cancellation all Securities of any series theretofore authenticated (other than any Securities of such series which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.08) or (iii) in the case of any series of Securities where the exact amount (including the currency of payment) of principal of and interest due on which can be determined at the time of making the deposit referred to in clause (b) below, (a) all the Securities of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption, and (b) the Company shall have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust the entire amount in (i) cash (other than moneys repaid by the Trustee or any paying agent to the Company in accordance with Section 8.04), (ii) in the case of any series of Securities the payments on which may only be made in Dollars, direct obligations of the United States of America, backed by its full faith and credit (“U.S. Government Obligations”), maturing as to principal and interest at such times and in such amounts as will insure the availability of cash sufficient (without reinvestment of any interest earned thereon) in the opinion or based on the report of a nationally recognized firm of independent public accountants, investment bank or appraisal firm to pay at such maturity or upon such redemption, as the case may be, or (iii) a combination thereof, sufficient (without reinvestment of any interest earned thereon), in the opinion or based on the report of a nationally recognized firm of independent public accountants, investment bank or appraisal firm expressed in a written certification thereof delivered to the Trustee, to pay (x) the principal and interest on all Securities of such series on each date that such principal or interest is due and payable and (y) any mandatory sinking fund payments on the dates on which such payments are due and payable in accordance with the terms of the Indenture and the Securities of such series; provided, that in the case of any redemption at a price or premium to be calculated based off the Treasury rate or similar rate, the amount deposited with the Trustee shall be sufficient for purposes of this Indenture to the extent that such amount is equal to the price or premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption only required to be deposited with the Trustee on or prior to the date of redemption (provided, however that the Trustee shall not be liable for any deficit not so deposited); and if, in any such case, the Company shall also pay or cause to be paid all other sums payable hereunder by the Company with respect to the Securities of such series, then this Indenture shall cease to be of further effect (except as to (i) rights of registration of transfer and exchange of Securities of such Series pursuant to Section 2.07, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Securities, (iii) rights of holders of Securities to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), and remaining rights of the Holders to receive mandatory sinking fund payments, if any, (iv) any optional redemption rights of such series of Securities to the extent to be exercised to make such call for redemption within one year, (v) the rights, obligations, duties, indemnities and immunities of the Trustee hereunder, including those under Section 7.07, (vi) the rights of the Holders of Securities of such series as beneficiaries hereof with respect to the property so deposited with the Trustee payable to all or any of them, and (vii) the obligations of the Company under Section 4.02) and the Trustee, on demand of the Company accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Company, shall execute proper instruments acknowledging such satisfaction of and discharging this Indenture; provided, that the rights of Holders of the Securities to receive amounts in respect of principal of and interest on the Securities held by them shall not be delayed longer than required by then-applicable mandatory rules or policies of any securities exchange upon which the Securities are listed. The Company agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with this Indenture or the Securities of such series.

(B) The following provisions shall apply to the Securities of each series unless specifically otherwise provided in a Board Resolution, Officer’s Certificate or indenture supplemental hereto provided pursuant to Section 2.03. In addition to discharge of the Indenture pursuant to the next preceding paragraph, in the case of any series of Securities the exact amounts (including the currency of payment) of principal of and interest due on which can be determined at the time of making the deposit referred to in clause (i) below, the Company shall be deemed to have paid and discharged the entire indebtedness on all the Securities of such a series on the date of the deposit referred to in subparagraph (i) below, and the provisions of this Indenture with respect to the Securities of such series shall no longer be in effect (except as to (i) rights of registration of transfer and exchange of Securities of such series pursuant to Section 2.07 (ii) substitution of mutilated, defaced, destroyed, lost or stolen Securities, (iii) rights of Holders of Securities of such series to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), and remaining rights of the Holders to receive mandatory sinking fund payments, if any, (iv) any optional redemption rights of such series of Securities, (v) the rights, obligations, duties, indemnities, and immunities of the Trustee hereunder, (vi) the rights of the Holders of Securities of such series as beneficiaries hereof with respect to the property so deposited with the Trustee payable to all or any of them and (vii) the obligations of the Company under Section 4.02) and the Trustee, at the expense of the Company, shall at the Company’s request, execute proper instruments acknowledging the same, if

(a) with reference to this provision the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Securities of such series (x) cash in an amount, or (y) in the case of any series of Securities the payments on which may only be made in Dollars, U.S. Government Obligations (without reinvestment of interest earned thereon), maturing as to principal and interest at such times and in such amounts as will insure the availability of cash or (z) a combination thereof, sufficient (without reinvestment of interest earned thereon), in the opinion or based on the report of a nationally recognized firm of independent public accountants, investment bank or appraisal firm expressed in a written certification thereof delivered to the Trustee, to pay (I) the principal and interest on all Securities of such series on each date that such principal or interest is due and payable and (II) any mandatory sinking fund payments on the dates on which such payments are due and payable in accordance with the terms of the Indenture and the Securities of such series; provided, that before such a deposit the Company may make arrangements reasonably satisfactory to the Trustee for the redemption of Securities at a future date or dates in accordance with this Indenture, which shall be given effect in applying the foregoing; and provided, further, that in the case of any redemption at a price or premium to be calculated based off the Treasury rate or similar rate, the amount deposited with the Trustee shall be sufficient for purposes of this Indenture to the extent that such amount is equal to the price or premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption only required to be deposited with the Trustee on or prior to the date of redemption, provided, however that the Trustee shall not be liable for any deficit not so deposited;

(b) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Securities shall have occurred and be continuing on the date of such deposit;

(c) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound;

(d) the Company has delivered to the Trustee an Opinion of Counsel based on the fact that (x) the Company has received from, or there has been published by, the IRS a ruling or (y) since the date hereof, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and such opinion shall confirm that, the beneficial owners of the Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred; and

(e) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the discharge contemplated by this provision have been complied with.

(C) The Company shall be released from its obligations under Sections 3.6 and 5.01 and unless otherwise provided for in the Board Resolution, Officer’s Certificate or Indenture supplemental hereto establishing such series of Securities, from all covenants and other obligations referred to in Section 2.03(m) or Section 2.03(t) with respect to such series of Securities outstanding on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”). For this purpose, such covenant defeasance means that, with respect to the Outstanding Securities of any series, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in such Section, whether directly or indirectly by reason of any reference elsewhere herein to such Section or by reason of any reference in such Section to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 6.01, but the remainder of this Indenture and such Securities shall be unaffected thereby. The following shall be the conditions to application of this subsection C of this Section 8.01:

(i) The Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Securities of such series, (x) cash in an amount, or (y) in the case of any series of Securities the payments on which may only be made in Dollars, U.S. Government Obligations maturing as to principal and interest at such times and in such amounts as will insure the availability of cash or (z) a combination thereof, sufficient, in the opinion or based on the report of a nationally recognized firm of independent public accountants, investment bank or appraisal firm expressed in a written certification thereof delivered to the Trustee, to pay (I) the principal and interest on all Securities of such series and (II) any mandatory sinking fund payments on the day on which such payments are due and payable in accordance with the terms of the Indenture and the Securities of such series; provided, that before such a deposit the Company may make arrangements reasonably satisfactory to the Trustee for the redemption of Securities at a future date or dates in accordance with this Indenture, which shall be given effect in applying the foregoing; and provided, further, that in the case of any redemption at a price or premium to be calculated based off the Treasury rate or similar rate, the amount deposited with the Trustee shall be sufficient for purposes of this Indenture to the extent that such amount is equal to the price or premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption only required to be deposited with the Trustee on or prior to the date of redemption, provided, however that the Trustee shall not be liable for any deficit not so deposited;

(ii) No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Securities shall have occurred and be continuing on the date of such deposit;

(iii) Such covenant defeasance shall not cause the Trustee to have a conflicting interest for purposes of the Trust Indenture Act with respect to any securities of the Company;

(iv) Such covenant defeasance shall not result in a breach or violation of, or constitute a default under any agreement or instrument to which the Company is a party or by which it is bound;

(v) Such covenant defeasance shall not cause any Securities then listed on any registered national securities exchange under the Exchange Act to be delisted;

(vi) The Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel to the effect that the beneficial owners of the Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(vii) The Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the covenant defeasance contemplated by this provision have been complied with.

Section 8.05. [Reserved].

Section 8.06. [Reserved].

Article 3

MISCELLANEOUS

Section 3.01        Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Second Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 3.02        Concerning the Trustee.

The Trustee assumes no duties, responsibilities or liabilities by reason of this Second Supplemental Indenture other than as set forth in the Base Indenture and, in carrying out its responsibilities hereunder, shall have all of the rights, protections, indemnities and immunities which it possesses under the Base Indenture. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The recitals herein are deemed to be those of the Company and not of the Trustee.

Section 3.03        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

Each of this Second Supplemental Indenture, the Indenture and the Notes shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

The parties hereby (i) irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan, the city of New York, (ii) waive any objection to laying of venue in any such action or proceeding in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

Each of the parties hereto hereby (AND THE HOLDERS, BY THEIR ACCEPTANCE OF THE SECURITIES THEREBY) waives the right to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with the Indenture, this SeCOND Supplemental Indenture and the Notes.

Section 3.04        Separability.

In case any provision in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.05        Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.06        Electronic Transmission, Electronic Signatures.

The Trustee shall not have any duty to confirm that the person sending any notice, instruction or other communication (a “Notice”) by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice, and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

MSCI INC.

By:	/s/ Andrew C. Wiechmann
	Name:	Andrew C. Wiechmann
	Title:	Chief Financial Officer

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karleen R. Bratland
	Name:	Karleen R. Bratland
	Title:	Assistant Vice President

[Signature Page to Supplemental Indenture]

Exhibit A

FORM OF NOTE

REGISTERED

THIS NOTE IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE REGISTERED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Certificate No. [●]	CUSIP NO. 55354GAS9
ISIN NO. US55354GAS93

MSCI INC.

5.150% Senior Notes due 2036

MSCI Inc., a Delaware corporation (the “Company,” which terms include any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ($  ) on March 15, 2036 and to pay interest on said principal sum from November 6, 2025, or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on March 15 and September 15 (each such date, an “Interest Payment Date”) of each year commencing on March 15, 2026, at the rate of 5.150% per annum until the principal hereof shall have become due and payable.

The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year composed of twelve 30-day months. In the event that any date on which the principal or interest payable on this Note is not a Business Day, then payment of principal or interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of such delay). The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture (referred to on the reverse hereof) be paid to the Person in whose name this Note is registered at the close of business on the record date for such interest installment, which shall be the close of business on the immediately preceding March 1 and September 1 prior to such Interest Payment Date, as applicable (whether or not such record date is a Business Day). Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such record date and may be paid to the Person in whose name this Note is registered at the close of business on a subsequent record date (which shall be not less than five Business Days prior to the date of payment of such defaulted interest), notice whereof shall be sent by or on behalf of the Company to the registered Holders of Notes not less than 15 days preceding such subsequent record date, all as more fully provided in the Indenture. The principal of and the interest on this Note shall be payable at the office or agency of the Company maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest, to the extent this Note is not represented by a Registered Global Security, may be made at the option of the Company by check sent to the Person entitled thereto at such address as shall appear in the registry books of the Company; provided, further, that for so long as this Note is represented by a Registered Global Security, payment of principal, premium, if any, or interest on this Note may be made by wire transfer to the account of the Depositary or its nominee in accordance with the Applicable Procedures.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee (as defined below) under the Indenture (as defined below), by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Capitalized terms used in this Note which are defined in the Indenture shall have the respective meanings assigned to them in the Indenture.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually, in facsimile or electronically.

MSCI INC.

By:
Name:
Title:

[Signature Page to Global Note]

CERTIFICATE OF AUTHENTICATION
This is one of the Securities
referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Dated:

[Signature Page to Global Note]

[REVERSE SIDE OF NOTE]

This Note is one of a duly authorized series of Securities of the Company designated as its 5.150% Senior Notes due 2036 (the “Notes”). The Notes are all issued or to be issued under and pursuant to an Indenture, dated as of August 8, 2025 (the “Base Indenture”), duly executed and delivered between the Company and Wilmington Trust, National Association, as trustee with respect to the Notes (the “Trustee”), as supplemented by the Second Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) dated as of November 6, 2025 between the Company and the Trustee.

The Notes are issuable only as Registered Securities in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same.

Except as set forth below, this Note is not redeemable. This Note is not entitled to the benefit of a sinking fund or any analogous provision.

Prior to December 15, 2035, the Notes may be redeemed, in whole at any time or in part from time to time, at the option of the Company, for cash, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the redemption date (assuming the Notes matured on December 15, 2035) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued and unpaid thereon to the redemption date, plus, in each case, accrued and unpaid interest, if any, thereon to, but not including, the date of redemption; provided that the principal amount of any Note remaining outstanding after a redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. In addition, on or after December 15, 2035, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the redemption date. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered Holders as of the close of business on the relevant record date. The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty or obligation to calculate or verify the redemption price. Notices will be sent (or in the case of Notes held in book-entry form, be transmitted electronically) to Holders of the Notes to be redeemed (with a copy to the Trustee) at least 10 and not more than 60 days prior to the date fixed for redemption, except that redemption notices may be sent more than 60 days prior to a redemption if the notice is issued in connection with a legal or covenant defeasance of the Notes or a satisfaction and discharge of the Notes and the Indenture pursuant to Section 8.01 of the Indenture. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed will be selected by the Trustee by lot or in accordance with the Applicable Procedures. Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including the completion of an offering of capital stock of the Company or other corporate transaction. If such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was sent, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all of such conditions will not be satisfied. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Subject to Depository Trust Company’s (“DTC”) applicable procedures, the Company shall provide written notice to the Trustee not later than 9:00 a.m. New York City time on the redemption date if such notice has been delayed or rescinded, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given, in the name and at the expense of the Company.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to December 15, 2035 (the “Remaining Life”); (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than, and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than, the Remaining Life – and shall interpolate to December 15, 2035 on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, December 15, 2035. If there is no United States Treasury security maturing on December 15, 2035 but there are two or more United States Treasury securities with a maturity date equally distant from December 15, 2035, one with a maturity date preceding December 15, 2035 and one with a maturity date following December 15, 2035, the Company shall select the United States Treasury security with a maturity date preceding December 15, 2035. If there are two or more United States Treasury securities maturing on December 15, 2035 or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

If a Change of Control Repurchase Event occurs, unless the Company has previously exercised its right to redeem the Notes in whole as described above, the Company will be required to make an offer to each Holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) of such Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of such repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of an impending Change of Control, the Company will send a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”). The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

(a)	accept for payment all Notes or portions of Notes (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) properly tendered pursuant to the Company’s offer;

(b)	deposit with the paying agent, no later than 11:00 a.m., New York City time, an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(c)	deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

The paying agent will promptly mail (or, in the case of Notes held in book-entry form, transmit electronically) to each Holder of Notes properly tendered the repurchase price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of any Notes surrendered; provided, that each new Note will be in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company as set forth herein and the third party repurchases all Notes properly tendered and not withdrawn under its offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company as set forth herein. In addition, the Company will not be required to, and will not, make an offer to repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default with respect to the Notes.

If Holders of not less than 90% in aggregate principal amount of the Notes then outstanding validly tender and do not withdraw such Notes in an offer to repurchase the Notes upon a Change of Control Repurchase Event and the Company, or any third party making such an offer in lieu of the Company as described above, purchases all of such Notes properly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (provided, that such notice is given not more than 60 days following such repurchase pursuant to the offer to repurchase the Notes upon a Change of Control Repurchase Event described above) to redeem all Notes that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the Second Change of Control Payment Date.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by at least two of the three Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares or voting power of the Company’s Voting Equity Interests; (3) the adoption of a plan by the Company’s Board of Directors relating to the Company’s liquidation or dissolution; or (4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Equity Interests or the outstanding Voting Equity Interests of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Equity Interests outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Equity Interests of the surviving Person or parent entity thereof immediately after giving effect to such transaction. Notwithstanding the foregoing, a transaction will not be deemed to result in a Change of Control if (a) the Company becomes a wholly-owned subsidiary of another Person and (b) immediately following that transaction, a majority of Voting Equity Interests of such Person is held by the direct or indirect Holders of the Company’s Voting Equity Interests immediately prior to such transaction and in substantially the same proportions as immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P and Fitch and Baa3 (or the equivalent) by Moody’s.

“Moody’s” means Moody’s Ratings, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (1) each of S&P, Moody’s and Fitch; and (2) if any of S&P, Moody’s or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company as a replacement agency for S&P, Moody’s or Fitch, or all of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the books of the Registrar, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained by the Company for such purpose in the contiguous United States of America, which shall initially be the Corporate Trust Office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder hereof or by its attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[FORM OF SCHEDULE FOR ENDORSEMENTS ON REGISTERED
GLOBAL SECURITIES TO REFLECT CHANGES IN PRINCIPAL AMOUNT]

Schedule A
Changes to Principal Amount of Registered Global Securities

Date	Principal Amount of Notes by which this Registered Global Security is to be Reduced or Increased, and Reason for Reduction or Increase	Remaining Principal Amount of this Registered Global Security	Notation Made By

A-11